UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2017

Agios Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36014	26-0662915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Sidney Street, Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 649-8600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2017, the Board of Directors (the “Board”) of Agios Pharmaceuticals, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, elected Jacqualyn A. Fouse, Ph.D. as a director. Dr. Fouse has been designated as a class III director to serve in accordance with the Company’s By-Laws until the Company’s 2019 Annual Meeting of Stockholders and thereafter until her successor has been duly elected and qualified or until her earlier death, removal or resignation.

Dr. Fouse, age 56, has served as Executive Chair of Dermavant Sciences, a biopharmaceutical company, since July 2017. From September 2010 until June 2017, Dr. Fouse served in various capacities at Celgene Corporation, a biopharmaceutical company, serving as Strategic Advisor to the Management Executive Committee from April 2017 to June 2017, President and Chief Operating Officer from March 2016 to March 2017, President, Hematology and Oncology from August 2014 to February 2016, Executive Vice President and Chief Financial Officer from February 2012 to July 2014, and Senior Vice President and Chief Financial Officer from September 2010 to February 2012. Prior to joining Celgene, Dr. Fouse served as Chief Financial Officer of Bunge Limited, a global agribusiness and food company, from July 2007 to September 2010. Prior to joining Bunge, Dr. Fouse served as Senior Vice President, Chief Financial Officer and Corporate Strategy at Alcon Laboratories, Inc. since 2006, and as its Senior Vice President and Chief Financial Officer since 2002. Prior to her time with Alcon she held a variety of senior leadership roles with international companies. Dr. Fouse is also a director of Incyte Corporation and Dick’s Sporting Goods, Inc. and was a director of Perrigo Company from November 2012 to April 2016 and a director of Celgene Corporation from February 2016 until June 2017.

There are currently no arrangements or understandings between Dr. Fouse and any other person pursuant to which Dr. Fouse was selected as a director. There are currently no transactions in which Dr. Fouse has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy (the “Policy”), Dr. Fouse will receive (i) an annual cash compensation of $40,000 ($10,000 per quarter) for her service as a director and (ii) reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof.

In addition, in accordance with the Policy, the Board granted Dr. Fouse an option to purchase 16,000 shares of the Company’s common stock on December 3, 2017. The option has an exercise price equal to $61.17, the closing price of the Company’s common stock on the date of grant, and vests as to 25% on the first anniversary of the date of grant, with remainder vesting in equal increments over 36 additional months.

In connection with her election to the Board, Dr. Fouse will enter into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement will be substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and will provide that the Company will indemnify Ms. Fouse for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by her in any action or proceeding arising out of his service as one of the Company’s directors.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each of its officers and directors, which is incorporated herein by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are included in this report:

Exhibit No.	Description

10.1	Form of Indemnification Agreement between the Registrant and each of its Executive Officers and Directors (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1 (File No. 333-189216), filed with the Securities and Exchange Commission on July 11, 2013)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGIOS PHARMACEUTICALS, INC.

Date: December 5, 2017	By:	/s/ David P. Schenkein
David P. Schenkein, M.D. President and Chief Executive Officer